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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

GENOME THERAPEUTICS CORP.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

372430 10 8

(Cusip Number)

FEBRUARY 6, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No. 372430 10 8			Page 2 of 19

1.	Name of Reporting Person: MPM Capital L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351(1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: PN

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 3 of 19

1.	Name of Reporting Person: BB BioVentures L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: PN

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 4 of 19

1.	Name of Reporting Person: BAB BioVentures L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: PN

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 5 of 19

1.	Name of Reporting Person: MPM BioVentures Parallel Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: PN

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 6 of 19

1.	Name of Reporting Person: BAB BioVentures, N.V.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Netherlands Antilles

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: CO

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 7 of 19

1.	Name of Reporting Person: MPM BioVentures I LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: PN

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 8 of 19

1.	Name of Reporting Person: MPM BioVentures I LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: OO

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

13G
CUSIP No. 372430 10 8			Page 9 of 19

1.	Name of Reporting Person: MPM Asset Management LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: OO

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 10 of 19

1.	Name of Reporting Person: Medical Portfolio Management, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: OO

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 11 of 19

1.	Name of Reporting Person: MPM Asset Management Investors 1998 LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: OO

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 12 of 19

1.	Name of Reporting Person: Ansbert Gadicke		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: IN

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 13 of 19

1.	Name of Reporting Person: Luke Evnin		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: IN

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

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CUSIP No. 372430 10 8			Page 14 of 19

1.	Name of Reporting Person: Michael Steinmetz		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 7,597,351 (1)

		6.	Shared Voting Power: None

		7.	Sole Dispositive Power: 7,597,351 (1)

		8.	Shared Dispositive Power: None

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,597,351 (1)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 10.3%

12.	Type of Reporting Person: IN

(1)      Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.

STATEMENT ON SCHEDULE 13G

Item 1(a). Name of Issuer:

Genome Therapeutics Corp.

Item 1(b). Address of Issuer’s Principal Executive Offices:

100 Beaver Street, Waltham, MA 02453

Item 2(a). Names of Person Filing:

MPM Capital L.P.
BB BioVentures L.P.
BAB BioVentures L.P.
MPM BioVentures Parallel Fund, L.P.
BAB BioVentures, N.V.
MPM BioVentures I LP
MPM BioVentures I LLC
MPM Asset Management LLC
Medical Portfolio Management, LLC
MPM Asset Management Investors 1998 LLC
Ansbert Gadicke
Luke Evnin
Michael Steinmetz

Item 2(b). Business Mailing Address for the Person Filing:

c/o MPM Capital L.P.
111 Huntington Ave., 31st floor
Boston, MA 02199

Item 2(c). Citizenship:

All entities were organized in Delaware, except BAB BioVentures, N.V., which was formed under the laws of the Netherlands Antilles and Messrs. Gadicke, Evnin and Steinmetz, who are United States citizens.

Item 2(d).Title of Class of Securities:

Common Stock

Item 2(e).CUSIP Number:

372430 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not Applicable

Item 4. Ownership:

(a)	Amount Beneficially Owned:

7,597,351 shares of Common Stock (1)

(b)	Percent of Class Owned:

10.3%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

7,597,351 shares of Common Stock (1)

(ii)	shared power to vote or to direct the vote:

None

(iii)	sole power to dispose or to direct the disposition of:

7,597,351 shares of Common Stock (1)

(iv)	shared power to dispose or to direct the disposition of:

None

Item 5. Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person’s interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable

Item 8. Identification and Classification of Members of the Group:

Not Applicable

Item 9. Notice of Dissolution of Group:

Not Applicable

(1)	Includes shares held through interests in MPM Capital L.P. (“MPM Capital”) and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 6,654,039 shares are held by MPM BioVentures L.P. (“BB BioVentures”), 855,945 shares are held by MPM BioVentures Parallel Fund, L.P.(“MPM Parallel”) and 87,367 shares are held by MPM Asset Management Investors 1998 LLC. (“MPM Asset”). BAB BioVentures L.P. (“BAB BV”) and BAB BioVentures NV (“BAB NV”) are the direct and indirect general partners of BB BioVentures. MPM BioVentures I L.P. (“BioVentures LP”) and MPM BioVentures I LLC (“Bioventures LLC”) are the direct and indirect general partners of MPM Parallel. Luke Evnin (“LE”), Ansbert Gadicke (“AG”) and Michael Steinmetz (“MS”) are the managers of BAB NV, MPM Asset and BioVentures LLC. Each member of the group disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.

Item 10. Certification:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004

MPM CAPITAL L.P.		BB BIOVENTURES L.P.

By:	Medical Portfolio Management LLC,	By:	BAB BioVentures L.P.,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	BAB BioVentures N.V.,
its General Partner
Name: Luke Evnin
Title: Manager

		By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

BAB BIOVENTURES L.P.		MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures, N.V.,	By:	MPM BioVentures I LP,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	MPM BioVentures I LLC,
its General Partner
Name: Luke Evnin
Title: Manager

		By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

BAB BIOVENTURES, N.V.		MPM BIOVENTURES I LP

By:	/s/ Luke Evnin	By:	MPM BioVentures I LLC,
its General Partner
Name: Luke Evnin
Title: Manager

		By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

MPM BIOVENTURES I LLC		MPM ASSET MANAGEMENT LLC

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Manager		Title: Manager

MEDICAL PORTFOLIO MANAGEMENT, LLC		MPM ASSET MANAGEMENT INVESTORS 1998 LLC

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Manager		Title: Manager

EXHIBIT A
JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Sonic Innovations Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 13th day of February, 2004.

MPM CAPITAL L.P.		BB BIOVENTURES L.P.

By:	Medical Portfolio Management LLC,	By:	BAB BioVentures L.P.,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	BAB BioVentures N.V.,
its General Partner
Name: Luke Evnin
Title: Manager

		By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

BAB BIOVENTURES L.P.		MPM BIOVENTURES PARALLEL FUND, L.P.

By:	BAB BioVentures, N.V.,	By:	MPM BioVentures I LP,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	MPM BioVentures I LLC,
its General Partner
Name: Luke Evnin
Title: Manager

		By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

BAB BIOVENTURES, N.V.		MPM BIOVENTURES I LP

By:	/s/ Luke Evnin	By:	MPM BioVentures I LLC,
its General Partner
Name: Luke Evnin
Title: Manager

		By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

MPM BIOVENTURES I LLC		MPM ASSET MANAGEMENT LLC

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Manager		Title: Manager

MEDICAL PORTFOLIO MANAGEMENT, LLC		MPM ASSET MANAGEMENT INVESTORS 1998 LLC

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin

	Name: Luke Evnin		Name: Luke Evnin
	Title: Manager		Title: Manager

     877814 v1/SF